                                            Exhibit 10.1

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT
This AMENDMENT No. 2 (this “Amendment”), entered into July 31, 2024, by and between Global Industrial Company (the “Company”) and ADINA STORCH (the “Employee”), to the Employment Agreement, dated as of October 5, 2021, as amended by Amendment No. 1, dated as of December 2, 2021, by and between the Company and Employee (collectively, the “Agreement”). Capitalized terms used but not defined herein shall have the meanings provided in the Agreement.

RECITALS

WHEREAS, the Company and Employee desire to amend the Agreement as set forth herein. NOW, THEREFORE, it is mutually agreed as follows:
1.Amendment to Section 2(a). Effective as of January 1, 2024, Section 2(a) of the Agreement shall be amended and restated as follows:
“(a) Base Salary. For the performance of all duties, responsibilities and services by Employee hereunder during the Employment Period, the Company shall pay to Employee, and Employee agrees to accept, a base salary at an annual rate of Five Hundred Eleven Thousand Eight Hundred Eight Dollars ($511,808) Dollars (the “Base Salary”), payable in accordance with the Company’s normal payroll practices for its senior executives. Employee’s Base Salary will be reviewed annually by the Company and may be increased (but not decreased except pursuant to clause (iii) of the definition of “Good Reason” in Section 3(d) hereof) in the discretion of the Company, in which event such increased base salary shall be deemed “Base Salary” for purposes of this Agreement.”
2.Amendment to Section 2(b). Effective as of January 1, 2024, Section 2(b) of the Agreement shall be amended and restated as follows:
“(b) Annual Cash Bonus. Employee shall be eligible to earn a cash bonus with a target amount of Fifty (50%) percent of Employee’s Base Salary during each year of the Employment Period, based upon the achievement of individual performance objectives and Company performance objectives established by the Company (the “Bonus”). In calculating the Employee’s total Bonus to be paid in respect of any year (or portion thereof) for which she is employed, the percentage of the Bonus allocated between individual performance objectives and Company performance objectives for any year shall be the same as the allocations for other members of the Company’s senior management team having the same corporate rank as Employee (“Senior Executives”) for such year. The Bonus, if earned, shall be paid by the Company to Employee within 75 days following the end of each year in accordance with the Company’s annual bonus practices for its senior executives. Depending upon achievement of these performance objectives in any year, Bonuses may be paid in amounts greater or lesser than the target cash Bonus amount. Employee’s annual target cash Bonus will be reviewed annually by the Company and may be increased (but not decreased) in the discretion of the Company. Notwithstanding anything herein to the contrary, nothing herein shall restrict the Company from paying additional discretionary or special bonuses to Employee from time to time.”
3.Amendment to Section 2(g). Effective as of January 1, 2024, Section 2(g) of the Agreement shall be amended and restated as follows:
“(g) Annual Equity Grant. Employee shall be entitled to an annual grant of equity (in accordance with the Company’s 2020 Long Term Incentive Plan or successor plan), at the time the Company’s Compensation Committee reviews equity grants for Senior Executives of the

Company (anticipated to be February of each year), in a target amount no less than 94.23% of the Base Salary (the “Annual Equity Grant”). The amount, form, terms and conditions of Employee’s Annual Equity Grant will be determined by the Compensation Committee and the form, terms and conditions of such awards (i.e., whether in options, performance restricted stock units, restricted stock and/or units, etc., the mix of such forms of awards, vesting schedule, and performance objectives) shall be the same as the form, terms and conditions applicable to the annual equity incentive awards granted to other Senior Executives of the Company at the time of such grants, except any such awards to Employee shall also include provisions for accelerated vesting as provided below. Unless a different method is used by the Compensation Committee for all other executive officers of the Company, for any stock options, the number of stock options to be granted to Employee will be calculated using the Black-Scholes option pricing model based on the closing price of the Company’s common stock as quoted on the NYSE at the close of business on the last business day prior to the date of grant and for all other awards, the number of shares or units shall be determined based on the closing price of the Company’s common stock as quoted on the NYSE on the last business day prior to the grant date. Notwithstanding anything herein to the contrary, nothing herein shall restrict the Company from granting additional discretionary or special equity awards to Employee from time to time. The Annual Equity Grants shall be documented pursuant to award agreements. All of Employee’s outstanding equity awards shall become immediately 100% vested (for performance awards, such awards to vest assuming target performance) upon Employee’s termination by the Company, including, but not limited to, termination by Employee for “Good Reason” (as defined below) within 6 months following a Change in Control (as defined below), and, for any options, shall provide that all of Employee’s outstanding options shall remain exercisable in accordance with their terms, but in no event for less than 90 days after such termination (but in no event later than the original expiration date of such option). In the event of any inconsistency between Employee’s equity award agreement(s) and this Section, the provisions most favorable to Employee shall control. For purposes of this Agreement, “Change in Control” shall mean: (i) the sale or other disposition of all or substantially all of the assets of the Company; (ii) any sale or exchange of the capital stock of the Company by the stockholders of the Company in one transaction or series of related transactions as a result of which more than fifty percent (50%) of the outstanding voting securities of the Company is acquired by a person or entity or group of related persons or entities; (iii) any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than fifty percent (50%) of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iv) the consummation of the acquisition of fifty-one percent (51%) or more of the outstanding stock of the Company pursuant to a tender offer validly made under any federal or state law (other than a tender offer by the Company).”

3.    Miscellaneous.
(a)In all other respects, the Agreement as previously in effect is ratified and confirmed, and the Agreement, as amended herein, continues in full force and effect. The Agreement, as amended herein, constitutes the entire agreement between the parties with respect to the subject matter thereof.
(b)The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of New York, without regard to the conflicts of law rules thereof.
(c)This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first written above.

GLOBAL INDUSTRIAL COMPANY

By: /s/ Richard Leeds____________
Name: Richard Leeds
Title: Executive Chairman

/s/ Adina Storch_________________
ADINA STORCH